Cooley LLP

Exhibit 5.1

Nancy H. Wojtas
T: +1 650 843 5819
nwojtas@cooley.com

December 9, 2013

Digital Power Corporation
48430 Lakeview Blvd
Fremont, CA 94538-6532

Re: Registration on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Digital Power Corporation, a California corporation (the "Company"), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 1,372,630 shares of the Company's Common Stock, no par value (the "Shares"), pursuant to the Company's 2012 Stock Option Plan (the "2012 Plan").

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company's Amended and Restated Articles of Incorporation and Bylaws, as currently in effect, the 2012 Plan and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except the due authorization, execution and delivery by the Company).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2012 Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By: /s/ Nancy H. Wojtas
Nancy H. Wojtas